EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Tuesday, November 23, 2004
CONTACT: James Kautz or Todd Atenhan, PDC Investor Relations, 888-917-5105, Paul Smith. PDC President, 813-258-0606 P.D.C. Innovative Industries Announces Delay in Filing Form 10-QSB; Anticipated Restatement of Financial Statements for 2nd Quarter Results 2004

TAMPA, Fla., Nov. 23, 2004 -- P.D.C. Innovative Industries, Inc. ("PDC" or the "Company") (OTCBB:PDCN) announced today that it will delay filing of its Form 10-QSB for the quarter ending September 30, 2004. This decision is in response to the Security and Exchange Commission's Division of Corporate Finance recent request to revise the Form 8-K dated February 16, 2004 and the Form 10-QSB for the quarter ending June 30, 2004. The Commission has stated that the merger of February 16, 2004 with Ragin' Ribs, Inc. ("RRI") is a capital transaction in substance rather than a business combination. The Company has agreed to comply with the requests made by the Division of Corporate Finance to revise its financial statements accordingly.

The requested revisions will result in a restatement of certain sections of the Company's balance sheet at the time of the merger. The Division of Corporate Finance has indicated that the owners and management of RRI have operating control of PDC as a result of the merger on February 16, 2004 and RRI should be treated as the acquiror for accounting purposes. As a result, the Company must provide audited financial statements and related pro forma disclosures for RRI accompanied with possible restatement of the Company's accumulated deficit, adjustments to a gain of debt forgiveness in the quarter ended March 31, 2004, and related revisions to Management's Discussion and Analysis and footnotes of the financial statements. The estimated effects of the restatements are preliminary and subject to audit.

The Company intends to file its Form 10-QSB for the quarter ending September 30, 2004 as soon as reasonably practicable following the filing of the aforementioned revisions. The Company anticipates an "E" will be placed on its stock symbol prior to the completion of the filing of the restatements and the 3rd Quarter Form 10-QSB.

James E. Cheatham, the Company's CEO, stated "the Company's actions to comply with the requests of the Division of Corporate Finance will clarify the accounting treatment of the merger with RRI. This will allow the Company to focus on its core business as we move into the future. It is important to keep in mind that these adjustments will have no impact on the Company's past and future operations nor our ability to implement our business plan."
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This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance. Such statements are subject to risks and uncertainties and other factors as may be discussed from time to time in the Company's public filings with the U.S. Securities and Exchange Commission ("Commission"), press releases and verbal statements that may be made by our officers, directors or employees acting on our behalf which could cause actual results to differ materially from those discussed in the forward looking statements and from historical results of operations. In addition to statements, which explicitly describe such risks and uncertainties, statements with the terms "believes," "belief," "expects," "plans," "anticipates" and similar statements should be considered uncertain and forward-looking. Factors that might cause such a difference include, without limitation: the uncertainty of the Company's ability to meet capital needs; competition within the fast-casual restaurant segment; the closing of projected franchise sales; and as further set forth in our public filings filed with the Commission and our press releases.